SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 30, 2005

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2005, BUCA, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Richard G. Erstad, appointing him to serve as the General Counsel and Secretary of the Company, such appointment to be effective April 18, 2005.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The material terms of the Employment Agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 4, 2005, BUCA, Inc. issued a press release announcing the appointment of Richard G. Erstad (41 years old) to serve as the General Counsel and Secretary of the Company, such appointment to be effective April 18, 2005.

In connection with Mr. Erstad’s appointment, the Company entered into an Employment Agreement with him. Pursuant to the terms of the Employment Agreement, Mr. Erstad has agreed to commence his full-time employment by the Company no later than April 18, 2005. The Employment Agreement provides for an annualized base salary of $165,000 in 2005. Mr. Erstad also is eligible for annual incentive bonuses up to a maximum of 30% of his base salary upon the Company obtaining certain annual performance targets. Mr. Erstad’s employment under the Employment Agreement may be terminated upon notice at any time by the Company, with or without cause. The Employment Agreement provides that if Mr. Erstad is terminated without cause or is terminated because of his death or disability, Mr. Erstad will receive a severance payment equal to six months’ base salary plus a prorata portion of any bonus amount deemed earned during such year. Any such severance payment would be made on a monthly basis over the first six months following such termination. However, if Mr. Erstad is terminated without cause, such payments would cease if at any time during the six months following such termination he accepts other employment. The Employment Agreement also provides Mr. Erstad with certain benefits, including a $600 per month automobile allowance. The Employment Agreement contains confidentiality, noncompete and nonsolicitation covenants from Mr. Erstad.

The Company also has agreed, pursuant to the terms of the Employment Agreement, to grant Mr. Erstad a stock option (the “Option”) to purchase an aggregate of 4,000 shares of Company common stock on the date when Mr. Erstad commences his full-time employment by the Company. The Option will be granted at an exercise price equal to the fair market value of a share of the Company’s common stock at the end of the grant date. The Option will have a term of 10 years and will vest with respect to all 4,000 shares as of December 31, 2005.

Mr. Erstad has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release is attached as Exhibit 99.1 to this report and a copy of the Employment Agreement is attached as Exhibit 10.1, each of which is incorporated herein by reference.

Item 8.01 Other Events.

On April 4, 2005, the Company issued a press release, announcing that the Company received notice that a shareholder has filed a derivative action against four of its directors in Hennepin County District Court in Minneapolis, Minnesota. The Company is named as nominal defendant in the complaint. The complaint alleges that the directors breached their fiduciary duties to the Company by ignoring, and/or failing to correct or prevent, problems with the Company’s accounting and internal controls. The shareholder seeks unspecified damages and equitable relief against the directors on behalf of the Company.

A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Employment Agreement, dated as of March 30, 2005, by and between BUCA, Inc. and Richard G. Erstad

99.1	Press Release, dated April 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2005	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin
Chairman, President and Chief Executive Officer